EXHIBIT 99.1

SENOMYX FURTHER EXPANDS ITS COLLABORATIVE RESEARCH, DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT WITH AJINOMOTO CO., INC. INTO NEW GEOGRAPHIES AND FOOD CATEGORIES

SAN DIEGO, CA – August 1, 2007 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the packaged food and beverage industry, announced today that it has expanded its collaborative research, development, commercialization and license agreement with Ajinomoto Co., Inc. regarding Senomyx’s existing novel flavor ingredients.  Under the terms of the expanded agreement, the two companies will work together on an exclusive basis on the development and commercialization of these novel flavor ingredients in additional product categories and geographies not previously licensed by Senomyx.  Ajinomoto has agreed to pay Senomyx an initial license fee for the expanded rights.  In addition, upon commercialization Senomyx will be entitled to ongoing royalty payments based on sales of Ajinomoto products containing a Senomyx flavor ingredient.  The royalty obligation also includes predetermined minimum royalty payments payable to Senomyx.

This is the second expansion of Senomyx’s March 2006 collaboration with Ajinomoto.  In April 2007 the geographic scope of the original agreement was broadened to include the United States and Canada. Under the newly expanded agreement, Senomyx will collaborate with Ajinomoto on developing commercial applications using Senomyx’s existing novel flavor ingredients in a wide variety of product categories that were not previously licensed within a respective territory including soups, sauces, instant noodles, snack foods, frozen foods and processed meats.  The new territories for these product categories include Africa, the Caribbean, Europe, Latin America, the Middle East and Oceania.  Senomyx’s other collaborator on the flavor program associated with these existing flavor ingredients will maintain all of its existing rights throughout the world.

“Ajinomoto is a leading global manufacturer of food and culinary products and a valued Senomyx partner,” said Kent Snyder, President and Chief Executive Officer of Senomyx.  “The further expansion of our collaboration is an endorsement of Senomyx’s technology and our mutually beneficial relationship.  We welcome the prospect of working with Ajinomoto to increase the potential usage of our novel flavor ingredients.  We are also excited about the opportunity to combine these flavor ingredients with Ajinomoto’s highly regarded ingredient offerings to create unique new flavors for consumers.”

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry.  Senomyx’s current programs focus on the development of flavor ingredients in the savory, sweet, salt and bitter areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc., Nestlé SA and Solae.

About Ajinomoto Co., Inc.   (www.ajinomoto.com)

Ajinomoto is one of the world’s top amino acids and food products manufacturers and is renowned for its technology and the quality of its products.  Its business, established in 1909, is conducted all over the world and has an annual turnover of around US$10 billion.

Forward-Looking Statements

Statements included in this press release that are not a description of fact are forward-looking statements, including, but not limited to, statements regarding potential payments under our collaboration with Ajinomoto, plans for our taste receptor research, the commercial potential of products containing our flavor ingredients, future products or additional collaborations. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans, projections or future financial, scientific or business objectives will be achieved.  Our actual results may differ materially from any projected future results set forth in this release as a result of the risks and uncertainties inherent in our business including, without limitation, difficulties or delays in developing, testing, obtaining regulatory approval, producing and marketing our flavor ingredients and related technologies; whether we will be able to further extend or expand our collaboration with Ajinomoto or enter into additional collaborations; our ability to collect royalties under our collaborations; the progress and timing of our scientific programs; changes in the laws or regulations of the United States and other countries that could adversely affect our and our collaborators’ ability to develop and commercialize our products; whether any of our collaborations will result in the discovery and development of novel flavor ingredients, improve the nutritional profile of products incorporating them or otherwise enhance our market position; our ability to protect our intellectual property and proprietary technology and to maintain and enforce our licensing arrangements with various third party licensors;  our ability to define the scope and validity of patent protection for our products and technologies; competition from other companies and flavor manufacturers and other risks detailed in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

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